EXHIBIT 99.1

Conference Call Transcript

AXP - Q1 2010 American Express Company Earnings Conference Call

Operator

 Ladies and gentlemen, thank you for standing by, and welcome to the American Express earnings conference call. (Operator Instructions). As a reminder, this conference is being recorded. I would now like to turn the conference over to our host, Mr. Ron Stovall. Please go ahead, sir.

Ron Stovall - American Express Company - SVP of IR

Thank you, Greg, and welcome to everyone. We appreciate all of you joining us for today's discussion.

as usual, it's my job to remind you that the discussion today contains certain forward-looking statements about the company's future financial performance and business prospects which are subject to risks and uncertainties and speak only as of today. The words believe, expect, anticipate, optimistic, intend, plan, aim, will, should, could, likely, and similar expressions are intended to identify forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements, including the Company's financial and other goals, are set forth within today's earnings press release, which was filed in an 8-K report, and in the Company's 2009 10-K report already on file with the Securities and Exchange Commission.

In the first-quarter 2010 earnings release and earnings supplement on file with the SEC in an 8-K report, as well as the presentation slides, all of which are now posted on our website at ir.americanexpress.com, we have provided information that describes the Company's managed basis and other non-GAAP financial measures and the comparable GAAP financial information. We encourage you to review that information in conjunction with today's discussion.

Dan Henry, Executive Vice President and Chief Financial Officer, will review some key points related to the quarter's earnings through the series of slides included with the earnings documents and provide some brief summary comments. Once Dan completes his remarks, we will turn to the moderator, who will announce your opportunity to get into the queue for the Q&A period, where Dan will be available to respond to your questions. Up until then, no one is actually registered to ask questions.

While we will attempt to respond to as many of your questions as possible before we end the call, we do have a limited amount of time. Based on this, we ask that you limit yourself to one question at a time during the Q&A.

With that, let me turn the discussion over to Dan.

 Dan Henry - American Express Company - EVP and CFO

 Okay. Thanks, Ron, and let's look at slide number 2, summary of financial performance. And if you look halfway down the slide, you can see that diluted EPS from continuing operations was $0.73 compared to $0.32 last year, up 128%. And that was driven by strong billed business and improved credit performance.

There were a number of line items that have been impacted by the adoption of Accounting Rule ASU 2009-16/17, formerly known as FAS 166 or 167. The rule requires that securitized loans be brought back onto the balance sheet and the related revenue and expense goes back to their natural lines.

We have not restated 2009. For a better apples-to-apples comparison, I recommend you compare the 2010 to the 2009 managed results. So at the top of the slide, you can see that revenues on that basis are down 1%. If we adjusted for FX, it's down 4%, as better discount revenue from billed business was offset by lower net spread.

The difference in the growth rate that you see on continuing operations, which is up 100% compared to the EPS growth of 128%, is driven by the fact that we had preferred dividends in the first quarter of 2009, and as you know, we repaid that preferred stock in June of last year.

If we move over to slide 3, here we want to show the impact of the new accounting rule on our balance sheet. So we're recording $29 billion of loans that were previously securitized and off balance sheet. We have a related credit reserve on those loans of $2.5 billion. And that was established through equity, not the P&L. At the bottom of the slide, you can see the after-tax impact of that reserve, $1.8 billion.

Now, investment securities are the B, C and D tranches from certain securitizations. Historically, we would sell all of the securitized receivables. But starting in the third quarter of  '07, because of the wide spreads, we held onto certain of the tranches. Those are now simply part of the loan balance.

Other receivables represents restricted cash. When S&P reduced our rating, the trust agreements required that we hold aside cash related to debt that would mature in the near future. That now is moving from other receivables to other assets. When we get to slide 12, I will talk about some of the impacts of the new rule on those line items.

So while this is something of a nuisance, comparing 2010 to 2009, in the long term it's a good change because the new rules provide a clear depiction of our financial results.

So let's move to slide 4 and look at billed business. You can see here that it's increased 16%, 12% on an FX-adjusted basis, significantly better than our other major competitors. This clearly demonstrates that we have a differentiated business model reflecting the makeup of our customer base and the design of our products, which are focused on spending.

You can see that cards in force is down 4%. If we exclude the inactive cards that we canceled last year, it's down 1%. We can see that average spend was a major driver of billed business growth. On an FX-adjusted basis, it's up 20%. And if we also factor out those inactive cards, it's about 14%.

When you look at card loans -- I recommend you look at total portfolio -- you can see it's down 11% on a recorded basis and 13% on an FX-adjusted basis. This is in part driven by the credit actions we've take and in part by customers deleveraging, just as you've seen across the entire industry.

Travel sales are strong, both business travel and consumer travel. It reflects higher ticket prices and higher number of transactions. It also reflects customers moving from the back of the plane to the front of the plane and people taking longer flights.

If we move to slide 5, this is some more detail on billed business. While each of the bars represent the dollar amount of billed business in each month, the yellow and blue lines reflect the year-over-year growth on a reported and FX-adjusted basis. And if you look at the top, it's a summary of what the quarterly change in billings were over the last several quarters. And you can see that the first quarter of 2010 is notably better than the first quarter of 2009, and they are both depicted as green bars in this chart.

The growth rate is significantly higher, and the absolute dollars are higher. So I recognize that the growth rate in the first quarter of 2010 is higher in part because of the easy grow-over. 2009 first quarter was certainly our weakest billings quarter.

As we look over the remaining quarters of 2010, the growth rates will be harder due to the fact that we had higher billings later in 2009. But that said, March was the highest billings for any March in our history, slightly higher than March of 2008.

Let me move to slide 6. And here, we're looking at worldwide network spend. You can see that transaction size and the number of transactions are both contributing to the higher spend. Number of transactions increased by 7%, and transaction size also increased by 7%, for a combined billed business growth of 16%.

If we move to slide 7, we can see that billed business is growing across all of our businesses. The sharpest increase is in Commercial Services, which is up 18% on an FX-adjusted basis. And GNS continues to be very strong, with growth of 25% on an FX-adjusted basis. Global Consumer Businesses also are showing strong growth.

If we looked at this internationally, Asia and Latin America were somewhat stronger, but we also had good growth in Canada and Europe.

If we move to slide 8, here we're showing you information for the US Consumer segment by product, and we're showing it to you by quarter. And you can see here that we're getting the results based on the strategy that we're deploying. We're focusing on driving charge card spend and premium lending, which comes in the form of cobrand. And this is where we are making our investments.

You can see that US Consumer charge growth is up about 8%, cobrand is up 16%, and proprietary lending is down 1%.

If we move to slide 9, this is charge card. It's showing you both billed business growth and the change in accounts receivable for charge card. And you can see that billings and receivable growth continued to move in tandem. Total charge card growth for the total Company is up 15%. That includes both consumer and corporate card globally.

If we move to slide 101, we are looking at lending billed business and loan growth. And here, spending on lending products and loan growth are no longer correlated. Spending on lending products grew 11%, while loans were down 11%. And this is part due to actions we've taken, but also consumers deleveraging.

So some of what's impacting this is we have reduced certain lines to certain customers. We've had lower lending card acquisition. There's been a significant reduction in balance transfers. The mix of the portfolio is changing to have a greater proportion of cobrand products.

If you look at our lending trust, you can see that payment rates are up. In March of 2009, the payment rate was 22.8%, and in March of 2010, it's 26.9%, so a notable increase. We are seeing lower revolve levels, and fewer cardmembers are making minimum payments.

So we're seeing loan balances shrink as consumers delever. And this is consistent with the industry trend. But what differentiates us from the competition is they are seeing either low-single-digit growth or negative growth, and we are seeing robust spending growth because we have a larger percent of transactors in our portfolio.

If we move to slide 11, this is our net interest yield. Now, here we've made some slight modifications to how we allocate interest among segments to make it simpler and more transparent for the business units, and we've adjusted the yield calculation for each period on this slide.

The change ranged from no change to about 30 basis points. So you can see that in the first quarter of '09, the yield was 10.9%, and in the first quarter of 2010, it's 10%2. Now, the driver of this was reduction in interest rates for certain customers that are in our Care Program, as well as a change in customer behavior where we have lower revolve rates.

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1 Worldwide cardmember loans for the first quarter of 2010 increased 57% as compared to worldwide cardmember loans reported on an “owned” (i.e., GAAP) basis for the first quarter of 2009.

2 Net interest income divided by average loans for the quarters ended March 31, 2010 and 2009, was 10.3% and 9.8%, respectively.

Now, we also had the impact of the CARD Act, but that was offset by pricing increases that we've put in place. As we've previously discussed, over the balance of 2010, we expect the yield to return to historic levels of about 9%.

If we move to slide 12, this is our revenue performance. At the top, you can see that discount revenue of 13% growth is a combination of growth in billed business of 16% and our discount rate dropping by 1 basis point to 2.55%. So the discount rate continues to hold up well. Card fees are relatively consistent with last year.

Now, net interest income I would look at on a managed basis, and it's down 24%3. That's both a combination of the drop in yield that we just discussed and the fact that loans are down 11%4. And you can see that we no longer have securitization income, as these are all back on the natural line items.

Travel commissions and fees are being driven by the higher volumes that I discussed before. And if we look at other revenues on a reported basis, we have increases related to the inclusion of loans and some of the fees related to those loans, such as FX conversion fees. We also have higher GNS revenues, and that's partially offset by lower assessment fees and the fact that the GE portfolio, which last year was on this line, is now on the natural lines.

If we move to slide 13, the provision for losses, the improvement in charge card reflects lower write-off rates year over year, a notable improvement in the 30-day past-due rates year over year, and the fact that we released approximately $50 million of reserves based on our credit performance.

The improvement in cardmember lending provision is a result of lower write-off rates and lower loans. Therefore, we have lower write-off dollars. We have lower reserve requirements based on the improved credit metrics. And we released $500 million of reserves in this quarter.

I would note that 2010 first-quarter numbers includes write-offs related to the loans that were securitized last year. And last year, you don't have the write-offs related to those loans.

This improvement in provision is providing significant resources, a portion of which is flowing to net income and a portion of which is being used to increase investments to drive growth in the medium to long term. And I'll have a number of additional slides on provision a little later.

Let's move to slide 14 and look at expense performance. You can see that marketing and promotion reflects the investments I just discussed before and are designed to drive future growth. I'll talk a little bit more about that on the next slide.

You can see that cardmember rewards is up 43%, and that's a combination of rewards related to our cobrand products as well as membership rewards. Cobrand volumes are up 16%, and our cost per point is up slightly based on new cobrand agreements that we've signed over the past year. So the total increase in cobrand rewards is 24%.

Membership rewards is being impacted by the fact -- or the growth rate is being impacted by the fact that last year we made some refinements to the calculation which actually had a benefit in '09. And therefore, we have a grow-over this year. In addition to that, the URR is somewhat higher. That's being impacted by the fact that we continued to improve the value proposition and have made it easier for our cardmembers to redeem. It's also being impacted by the fact that our cardmembers are more tenured, as we have had lower levels of acquisition, and more tenured cardmembers tend to have higher estimates for ultimate redemption.

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3 On a reported basis, net interest income for the quarter ended March 31, 2010 increased 42% compared with net interest income for the quarter ended March 31, 2009.

4 Worldwide cardmember loans for the first quarter of 2010 increased 57% as compared to worldwide cardmember loans reported on an “owned” (i.e., GAAP) basis for the first quarter of 2009.

In addition to that, our cost per point is slightly higher. In 2009, customers utilized air as a redemption item to a lesser degree. Air is a higher-cost redemption item, and customers are moving back to normal levels of utilization of air as an option.

The important thing here is, long term, that rewards are an important part of our value proposition, and we believe we have the ability to properly manage these costs and have products that have very good economics.

So next, let me look at salaries and employee benefits, which are up 6%. This is being driven by higher incentive compensation, some impact from FX, severance costs in the quarter related to some reengineering done within our Global Commercial Services segment, partially offset by a lower employee level. Employee level is about 5000 lower than last year, and that's a result of the reengineering that we did last year.

Other operating expenses reflect spending on certain costs that are driving growth, such as technology spending. But those expenses that are not driving growth in revenues are being very well controlled, and I have a slide a little later on that.

So if we move to slide 15 and look at marketing and promotion expense, each of these bars is the amount, dollar amount of marketing and promotion in each of the respective quarters. The green bars reflect the first quarter of '08, '09 and 2010. And you can see that the 2010 spending is significantly higher than the amount that we did in the first quarter of '09. In that period, we were pulling back on marketing so that we could stay profitable.

You can see that the first quarter of 2010 is back to the level that we had in the first quarter of '08 and represents healthy spending levels in US Consumer, International Consumer, as well as GNMS.

Now, the increases are broad. They include spending on brand advertising. Last year, we were basically dark in advertising, so we've brought back brand advertising. It also reflects spending on acquisition.

Now, I would note that our acquisitions are focused on the affluent customer, and therefore, the number of accounts that we are acquiring, even though we are spending more on acquisition, is similar to the number of accounts that we acquired last year.

We're also spending on loyalty. And you can see the benefit of that in our average spend numbers. We also continue to invest in merchant programs and with our GNS partners.

If we move to slide 16, this is a chart on operating expense. Now, as we've indicated, investments are not just in marketing and promotion, but also some are in operating expense. And this chart is intended to give you an idea of how it splits out.

Now, on the chart, you can see that growth is about 8%. It's actually 4% on an FX-adjusted basis. So the circles that are above the line are growing faster than the average, and the circles that are below the line are growing slower than the average. And we're trying to use color codes to give you an indication whether it's a large item, medium in size, or small.

So certain of these circles, as we go forward, will be in the chart each quarter, and others will be on the chart when they are relevant. So the areas where we're spending above average are on partner investments, such as marketing initiatives with Delta would be an example. We're also continuing to invest in Global Network Services, and that's marketing related to partners who issue cards that run on our network.

We also are spending on technology to enable our growth initiatives. And FDIC assessments, while small, is an indication of the type of item that has actually -- is growing above the average on this slide.

On the other hand, collections, because write-off rates are down, is below the average. And as you can see, staff functions such as finance, HR and general counsel are growing slower than the average, as is Global Services Group, which is led by Steve Squeri, and as you know, we've pulled this group together which is both focused on improving quality and also very focused on efficiency.

I would note that we continue to plan over the balance of this year to continue to invest at healthy levels in both marketing and promotion and in operating expenses that will drive growth.

So let me move to slide 17, which is the US charge card net write-off rate and 30-day past-due chart. You can see that charge card continues to perform very well. Write-off rates and the 30-day past-due rates are now at historic lows. Actually, in all likelihood, over time, these rates will actually probably move up more towards historic levels over time.

If we move to slide 18, this relates to International Consumer and Global Commercial card, charge cards. And it's the net loss rate and 90-day past-due billings ratio. First, let me mention that for these two segments, we have moved the write-offs from 130[sic]5 days to 180 days to comply with banking regulatory guidelines.

You may remember that we made this change in the US in the fourth quarter of '08. So this has no impact on provision because the AR over 180 days is effectively fully reserved. But the write-offs do run through the net loss ratio calculation in this quarter, and that piece is depicted by the dark blue section of this bar. So write-offs excluding the write-offs between 180 and 360 was 13 basis points.

Now, another change that we made relates to fraud losses. Historically, fraud losses have been included in this bar. But starting in this quarter, they are being excluded, and that's probably about 3 basis points. So the apples-to-apples comparison to last quarter of 22 basis points will be the 13 basis points plus the 3 basis points for fraud or 16 basis points. But on an apples-to-apples comparison, you can see that it is improving.

I'd also note that the 90-day-past billings ratio is lower in part because of improved credit, but also by the fact that we made this change to write off those receivables that were between 180 and 360.

Moving to slide 19, this is charge card reserve coverage, and while credit has improved, we remain cautious in our reserving. The coverage of the 30-day past-dues for the US consumer card is similar to what we had last year.

Now, International Consumer and Global Commercial Services, the 90-day-past billing coverage has increased, as you can see on this chart. And that's because we modified our reserving methodology to move to a methodology that's based on losses to billed business ratios. As those losses continue to improve, this coverage ratio will move back to historic levels.

Let me move to slide 20. So this is the lending net write-off rate. So last quarter, we forecasted that the CS US write-off rate would be flat with the fourth quarter of 5.7%[sic]6. In fact, it has come in slightly better at 7.2%. And this is due to lower bankruptcy dollars. It's a combination of fewer filings and lower dollars per filing. We continue to significantly outperform the industry. Improved credit is a significant source of funding for higher earnings and higher investment levels.
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5Write-offs have been moved from 360 (not 130) days to 180 days to comply with banking regulatory guidelines.

6 The managed net write-off rate for USCS cardmember loans for the fourth quarter of 2009 was 7.5% (not 5.7%).  The “owned” (i.e., GAAP) net write-off rate for USCS cardmember loans for the fourth quarter of 2009 was 8.0%.

If I move to slide 21, this is the lending 30-day past-due chart. And you can see that we continue to improve in the US and are stable in the international consumer markets.

If we move to slide 22, this is a chart that we've used over the last several quarters. And if the 30-day past-due-to-write-off rate remains stable -- that's the bottom part of this chart -- and bankruptcies and recoveries remain stable, then improvements -- and that's on the right-hand side of this chart -- improvements in the current-to-30-day past-dues will flow to the bottom line with improved write-offs.

Well, in that upper-left chart, the yellow triangles are what write off in the first quarter. And those three triangles are pretty similar to the green triangles just preceding that. And that's why we forecasted the first quarter would be similar to the fourth quarter.

As I said before, the reason for better performance in the first quarter was really driven by the right side of this chart, which is that we had lower bankruptcy filings.

Now, if we go back up to that upper-left-hand chart and we look at the green triangles, we can see that they are improving. And therefore, we would expect the second-quarter write-offs to be better or lower than the write-off rate that we saw in the first quarter of 2010. And that's also consistent with what we said at the end of the first quarter.

So, moving to slide 23, we wanted to provide you with some information regarding lending reserve levels. Now, if you start on the left side of this chart, we are starting at the end of 2008. And during 2009, we had write-offs of approximately $1 billion. And we had a provision of $1.4 billion. So we built reserves during this period by $400 million, and that reflects the deterioration in delinquencies and the higher write-off rates that we were seeing in 2009.

Now, if you move to the right side of that chart, we start at the end of '09, and the first bar reflects the reserves that we established related to the loans that we brought back on balance sheet. And I'll remind you that that went through equity, not through the P&L.

During this year, we had write-offs of $1.2 billion and a provision of $700 million. So we effectively released $500 million in reserves, and that reflects the improving delinquencies, lower write-off rates and lower loan balances.

Now, with improved credit metrics, you would expect the red bar, or the write-offs in this year, to be lower than the write-offs that we had last year. But the difference, as we're showing up in that little box in the upper right of the chart, is that this year we have write-offs related to both the on-balance-sheet loans as well as the loans that came back on the balance sheet which were off balance sheet last year, and therefore there were no write-offs related to that.

So the comparable is that the $700 million related to nonsecuritized loans compared to the $1 billion. So we actually saw a decrease in write-offs on an apples-to-apples basis, which you would expect.

If you move to slide 24, this is our reserve coverage. Credit metrics, both write-offs and past-due, continued to improve. We reduced reserves by $500 million based on the inherent risk in the portfolio and the lower loan balances. But we've continued to be cautious due to the uncertain economic environment. And you can see that our reserve coverage, reserves as a percentage of past-due and principal months coverage reflect our cautious outlook.

If you move to slide 25, these are our capital ratios. Capital ratios remain above well-capitalized levels. Tier 1 common ratio relative to others financial institutions are strong. And we need to wait to see where the regulators actually set the benchmark. But again, on a comparative basis, our Tier 1 common compared to other financial institutions is strong.

If we move to slide 26, this is a liquidity snapshot. You can see that we have excess cash and marketable securities of $27 billion. The next 12 months of maturities is $20 billion. So we continue to hold cash and marketable securities equal to or greater than the next 12 months of maturities.

If we move to slide 27, this is retail deposits. We continue to build deposits. We now have $27.4 billion of deposits. Now, if you look below the chart, we've made some additional disclosures here. If you start at the very bottom, you can see the average rate at issuance, which is 2.3%. Also, right above that, you can see the weighted average maturity when the deposits were originally put on the books, and that's 31 months. We think also a relevant disclosure is the weighted average remaining maturity. So we've provided this additional information, and we hope you find it useful.

So with that, let me conclude with a few final comments. Results for the quarter reflect the improved economic environment and our shift to be more offense -- to a more offensive posture versus last year's defensive stance. Spending has rebounded across all business sectors, with monthly comparisons improving due to both easier comparisons versus last year and higher absolute spending levels.

We also saw a sharp divergence between customer spending and borrowing levels. Some of it is due to our strategic and risk-related actions, and some reflects changes in customer behavior. While these offsetting influences, stronger billings growth and lower loan balances, challenge overall revenue growth, credit trends continue to provide lower provision requirements, and our underlying operating expense growth remains well controlled.

This quarter is a clear demonstration of our differentiated business model, reflecting the makeup of our customer base and the design of our products. Spending on our network increased well above industry average, while loans decreased, and credit performance was among the best in major card issuers.

Our decisive and effective credit actions achieved improved credit performance without stifling spend by creditworthy cardmembers.

The net effect of all these factors is our ability to invest in the business at significant levels while also generating strong earnings. While some investments are designed to drive metrics over the next 12 months, we're also allocating resources to initiatives focused on the medium- to long-term success of the Company.

Challenges to continued progress remain. Unemployment levels are still high, and customer behavior, as well as the legislative environment, are uncertain. However, the global economy seems to be poised to continue to improve, and our strong competitive position is yielding high-quality comparisons versus the competition. This gives us confidence that our investments and our differentiated business model are appropriately positioned to capitalize on the opportunities in front of us and continue to win in the marketplace.

Thanks for listening, and we are now ready to take questions.

QUESTION AND ANSWER

Operator

 (Operator Instructions). John McDonald, Sanford Bernstein.

 John McDonald - Sanford Bernstein - Analyst

 On the billed business, did the strong March trend, has that so far pulled through to April?

 Dan Henry - American Express Company - EVP and CFO

 So the results that we are seeing in April are similar to what we saw in March.

 John McDonald - Sanford Bernstein - Analyst

 Okay. And then on a simplistic level, I think some people look at the numbers, and when you talk about March being the highest ever, kind of say, how can that be? More people are unemployed. Companies seem to be spending less. Your number of cards are down. How is it that the billed business volume is at an all-time high, highest March ever?

 Dan Henry - American Express Company - EVP and CFO

 I think our cardmember base doesn't reflect the general population. I think our products are designed to meet the needs of higher-spending, more affluent customers. And last year, when we saw the drop in billings in the first three quarters of last year, when our billings were dropping at a rate similar to the competition, we were actually relatively pleased by that, because generally, discretionary spending drops at a faster rate. And our customers have more discretionary spending than the average population.

So I think what we see here is when things improve, that discretionary spending is coming back. So I think it's really the impact of a more affluent customer base. I think that's one part of it.

The next part has to do with corporate card. Corporate card generally is more of a V. It goes down sharper than the rest of spending, and it comes back a lot steeper. And I think we're seeing that make a strong contribution here. We have a very strong position in corporate card.

And then thirdly, we have a strong GNS business. As you could see from the charts, spending on cards issued by our partner, partners that run on our network is performing very well. So I think it's all of those factors which are contributing to the billings growth, which is significantly higher than we're seeing among other major competitors.

 John McDonald - Sanford Bernstein - Analyst

 Okay, great. That's helpful. Thank you.

Operator

 Craig Maurer, CLSA.

 Craig Maurer - CLSA - Analyst

 First, could you just quantify the severance you paid in the quarter?

 Dan Henry - American Express Company - EVP and CFO

 It was the bulk of the reengineering charge that you can see in the supplement. It's about $16 million.

 Craig Maurer - CLSA - Analyst

 Okay. When you look at your reserve, is a good way to think about that is that over time you will normalize to about 12 months' coverage of charge-offs? That seems to be what a lot of the industry is talking about.

 Dan Henry - American Express Company - EVP and CFO

 So we don't set our reserves based on months coverage. We actually have models that we utilize that look at historical performance, which is really the basis for the bulk of our reserve. We also look at whether there is a need for specific reserves for certain areas.

So, for instance, we've done re-aging recently. Those re-aged accounts have greater credit risk than the overall portfolio. So we've set up some specific reserves for those. And then we also take into consideration what's taking place in the economy -- is it uncertain; is it stable? And we use that process to actually establish our reserves.

We then take a look at a whole variety of metrics, including months coverage, including the percentage of reserves compared to the total loan balances, reserves as a percentage of delinquencies, what level of new cards we've put onto the book.

So there is a myriad of other factors that come into play, and that's the way we set reserves. We don't do it off of any single metric. And at the end of the day, the reserves will be based on the inherent risk in the portfolio.

 Craig Maurer - CLSA - Analyst

 Okay, and one unrelated question. I know you commented on April versus March. But have you seen any perceptible impact on your billings from the disruption in travel in Europe?

 Dan Henry - American Express Company - EVP and CFO

 So as it relates to the situation in Europe, our main focus is really on meeting the needs of our customers and helping them to adjust their travel plans. Our call volume has increased eightfold during this period. That's where our focus is.

There may be some minor impact to billings. And assuming that there isn't further impact from more activity from the volcano, we would estimate that the impact from this is not going to be significant. But it's too early to tell. There could be some changes in status as we go forward, and that could have an impact. But where we stand today, our focus is on servicing our customers, and we don't think the impact as facts are today would be significant.

Operator

 Betsy Graseck, Morgan Stanley.

 Betsy Graseck - Morgan Stanley - Analyst

 A couple questions. One is on the spending. You indicated a couple of times that you've got kind of three prongs to the investment spend approach, 12 months' return, medium term and long term. Could you just give us a sense of how much spend is going to eat into each of those buckets and the kind of returns you are expecting from them? I'm assuming that the page 16 that you provided could also be identified that way as well.

 Dan Henry - American Express Company - EVP and CFO

 Yes, I think page 16, I think we're trying to just give a little bit more information so that we are a little clearer about the fact that investments don't just mean marketing and promotion, but really spills over into the other areas. So we really haven't broken out historically the dollar amounts in each of these categories. But you do get some sense for what's in certainly marketing and promotion. You have a very clear look there.

But the actual percentage of total operating expense that is OpEx is not the overwhelming majority. Let's say if you need to have -- a fair amount of that operating expense is supporting our core business. But we are allocating more to that because we are emphasizing commercial card. If we're going to grow commercial card, it's generally related to salesforce. That would be an operating expense.

We are also very focused on new fee generation, so new products that will drive fee revenue growth. We've talked about LoyaltyEdge as an example of that. We've talked about marketing data to merchants. And all of those require OpEx to drive it. So we haven't split out that number exactly, but it's -- it's not inconsequential, but it's not the vast majority.

 Betsy Graseck - Morgan Stanley - Analyst

 Okay. And can you give us a sense as to how the returns on the investment spend that you have been doing over the last year has tracked relative to plan? It's a question that's related to your comment that you did allow some of the credit losses to fall to the bottom line this quarter. So I'm just wondering if the investment spend is maxed out or if you're just waiting for some of those returns to pull through before reinvesting more of those credit losses -- credit loss improvement, I should say.

 Dan Henry - American Express Company - EVP and CFO

 So I think that the investments we are making in the tried-and-true things that we have historically done that are part of our core business, as you can see over the years, our returns on those are very good. We think the investments we're making this year in those core businesses will also be very good, very much along historic levels.

Any time you venture into new areas, some of which we are doing, you have estimated returns, and those estimated returns will give us actually very good economics. But the certainty of those are obviously different, because you don't have history to know that you will be as successful on achieving those. But in any event, the assumptions that we've made would give us very good returns.

The way we think about what portion is flowing to the bottom line and what portion we are investing is driven by the fact that we want to ensure that we are investing enough to drive growth in the future that will enable us to hit our financial targets. If you look back at the kind of '05 to '08 timeframe and took marketing and promotion plus investments that drive growth within operating expense, those two numbers would probably be about 13% of revenues. And we've actually taken that up to about 14% or 15% in the current period. So we are investing at a slightly higher level than we did historically, but again, we're trying to balance where our income level should be and investing to drive future growth in the years to come.

Operator

 Brian Foran, Goldman Sachs.

 Brian Foran - Goldman Sachs - Analyst

 On the card margin at 10% this quarter, I guess both you and Capital One had much better card margins, at least than I had modeled for the first quarter. What's the timing mechanism? I guess why did it hold up better in the quarter that the CARD Act went live, but then ratchets down in your guidance to the 9%-ish level over the next couple of quarters?

 Dan Henry - American Express Company - EVP and CFO

 I think the CARD Act was only in effect for a portion of the quarter, and there's another piece of the CARD Act that comes into effect in August. So I don't think we've seen the full impact of the CARD Act yet. I don't think we'll see that until we get to the fourth quarter. And that's why it kind of ramps down over the course of the year.

 Brian Foran - Goldman Sachs - Analyst

 Okay. And then I guess as a follow-up, at your analyst day, you gave some very helpful slides on the composition of the spend recovery, things like jewelry and cruise sail, that kind of pointed to this high-end recovery that we are now seeing in the quarter. Are there any other pockets of notable strength right now as you look at the March results by category? And I guess really both curiosity where it's coming from, but also, is it still the high-end, less-indebted consumer that's driving the spending recovery, or is some of the rest of the book contributing as well?

 Dan Henry - American Express Company - EVP and CFO

 So you are really seeing, honestly, all of our businesses contribute to the growth if you look at that chart by segment, and you can see that it's GNS, it's commercial card, it's in the US, it's in international. So it really is broad based across all of those. And it's our view that we think that it does have a lot to do with these discretionary pieces where we're seeing the biggest bounce-back. That was true based on the information that we showed at the financial community meeting, and I would think that that continues to be a driving force.

 Brian Foran - Goldman Sachs - Analyst

 But it is still more the discretionary kind of high-end bucket that you're seeing the best strength in?

 Dan Henry - American Express Company - EVP and CFO

 Again, I think there's many factors contributing, but that's among them.

Operator

 Bob Napoli, Piper Jaffray.

 Bob Napoli - Piper Jaffray - Analyst

 The cardmember rewards percentage of discount revenue in the growth rate is -- is there some of your marketing strategies or I guess are promotions built into that that over time would pull back, or are we looking at a level that -- relative to the discount revenue that permanently is going to be at a higher level?

 Dan Henry - American Express Company - EVP and CFO

 So I think bonusing of rewards points is a part of that. That's a decision that we make every quarter. But I think there were a number of unique things in this quarter which all contributed when you add it up. As I said, in the first quarter of last year, we had a refinement that actually was a benefit, then, that creates a grow-over. I think we have the impact of, as I said, less acquisitions, so therefore, you have a more tenured base, which is having an impact.

Some of those will continue over time. The fact that we've made the program have more options and increased the ease of redemption, that would be a permanent increase. But quite frankly, to the extent customers actually redeem, we view that as a very positive thing, because when customers are engaged we see them spend more. So if over time the URR were to drift up some, we would view that as a positive, not a negative.

 Bob Napoli - Piper Jaffray - Analyst

 Okay. And on page 22, you do a nice job of giving us some information on direction of charge-offs. You have those green -- that green line is a pretty steep decline from the yellow bar that drove charge-offs in this quarter. So can you just -- given that it's that steep, are you looking at charge-offs to drop into the 5% range? That's a pretty -- just looking at that, if you can give any guidance on levels of improvement that you expect.

 Dan Henry - American Express Company - EVP and CFO

 So we've designed this chart to try to be helpful without doing a forecast. So I don't want to do a forecast. But we are trying to give you all the pieces so that you could think about where we're going directionally. So I wouldn't want to go beyond that.

 Bob Napoli - Piper Jaffray - Analyst

 Okay. Then last question. Can you give any outlook or update on Revolution Money and what you've done to date, how you feel about that business? It's been several months since you announced the deal, and kind of where the key focus is for that business.

 Dan Henry - American Express Company - EVP and CFO

 Yes, so we closed that transaction in January, so it's just about three months. I think as we talked about at the time is we were basically buying a platform. And so we're in the process of developing exactly what our strategy will be. But we think it will help us in the area of alternative payments. So I don't have a lot more to add to that. Over time, as it develops, we will share that with you.

Operator

 Meredith Whitney, Meredith Whitney Advisors.

 Meredith Whitney - Meredith Whitney Advisors - Analyst

 I have a couple of questions. I'm sorry, I've got to beat a dead horse here. If you look at spending, and I want to just drag down to US spending for your comments, then, that you made about March and it being the best March ever, collectively, though, it is a quarter that wasn't one of your strongest quarters in terms of spending if you look at 2007 and 2008. So, worse than most quarters in 2009, and then sort of closer to 2006 levels. So did something happen in January and February that spending was very depressed and then all of a sudden it surged in March and is continuing in August? I just want a clarification.

 Dan Henry - American Express Company - EVP and CFO

 So I think the spending levels that you see in January and February are seasonally down, as they always are after December. January and February were not record months, but they did show strong growth, growth that wasn't dissimilar to what we saw in December. But March ticked up to a higher growth level than we saw in each of those.

So as a quarter, it's not the highest quarter ever. I was trying to create some balance here. I was trying to point out that the grow-overs as we go into the next three quarters are going to be more difficult because spending did improve last year. I didn't want to be too downbeat, so I wanted to point out that March was, notwithstanding that, the best month. So we're trying to create some balance here.

 Meredith Whitney - Meredith Whitney Advisors - Analyst

 But we're not looking at spending in the go-go days of 2007, 2008, a return to that quickly?

 Dan Henry - American Express Company - EVP and CFO

 Well, March is higher than 2008, which previously had been the highest March ever. So march is slightly above March of 2008.

 Meredith Whitney - Meredith Whitney Advisors - Analyst

 Okay. And then you've already commented that continued into April. Okay. And then just one quick question. Now that TALF is --

 Dan Henry - American Express Company - EVP and CFO

 Approximately.

 Meredith Whitney - Meredith Whitney Advisors - Analyst

 Okay. Now that TALF is officially over, and you didn't access TALF in the fourth quarter -- I don't even think in the third quarter -- what's your outlook on the securitization market and overall funding?

 Dan Henry - American Express Company - EVP and CFO

 So securitization market I think is going to be important to the whole industry over time. I think the fact that all the major issuers really stood behind their trusts in 2009 should bode well for its ability to come back as an important funding source.

Right now, we're really using deposits as the main area that we are growing to fund our needs. I would point out that this month we did sell one tranche, a B tranche that we had previously held. And the reason we did that is because spreads had come back in to a level that we thought it was appropriate to sell.

So I think spreads have come in quite a bit, both on that B tranche as well as generally our spreads have come in very nicely. So I think it may take some time, but I don't see any reason why securitizations in the future won't be a good funding source, not only for American Express, but the industry, talking about credit card securitizations.

 Meredith Whitney - Meredith Whitney Advisors - Analyst

 Of course. So is that a 2010 or 2011 phenomenon, do you think?

 Dan Henry - American Express Company - EVP and CFO

 I don't know. You know, right now, with folks' balance sheet shrinking, the need to move back into that market quickly is being diminished a little bit because you only need to increase your funding to the extent your balance sheet is growing on the left-hand side. So I guess it would be a moderate process, Meredith.

Operator

 Chris Brendler, Stifel.

 Chris Brendler - Stifel Nicolaus - Analyst

 I may have missed it, but could you give us an update on your view of the effectiveness, the success of your charge card marketing campaign? I don't think we get a lot of data on that in your release. Hoping you can just give us some color.

 Dan Henry - American Express Company - EVP and CFO

 So I think we are seeing -- I think charge card in total in the Company grew 15%. So that's a combination of both consumer and corporate. So that's actually very strong growth, I think, when you're looking at the total. If we were to look at the slide which is just the US consumer, charge card growth for US consumer is up 8%.

So both of those are pretty healthy growth rates and I think reflective of not only the marketing that we're doing in this corner, but quite frankly, the strength of our franchise and the fact that those are customers that have the capacity to spend. So I think that's all really very positive.

 Chris Brendler - Stifel Nicolaus - Analyst

 And on the response rate to -- it didn't seem like you were doing a lot of TV advertising in that campaign. I'm not sure how much mail is being sent out, but they are a tough customer to crack in terms of the high acquisition costs there. Are consumers generally responsive to this campaign, or is it -- any metrics on the account growth you could give me?

 Dan Henry - American Express Company - EVP and CFO

 Yes. So I think as we all know, response rates over many years have declined. I don't think we're seeing response rates that are dramatically different than recent history.

I would say that we are focusing on charge card and premium lending. And as you know, to acquire those customers are more costly than to acquire customers that have lower spend. So while we've ratcheted up the dollars that we're spending on acquisition, the actual number of accounts that we are acquiring this year are similar to the number of accounts that we acquired in the first quarter of last year. And that's a reflection more of who we are going after as opposed to a notable reduction in response rates. So to acquire the affluent is more costly, but based on our modeling, we believe that we will have very good economics on those customers.

 Chris Brendler - Stifel Nicolaus - Analyst

 Okay. And then one final question on the rewards expense. And again, I apologize if you addressed this. But it was up a lot. You've cited some factors. I would think you'd have a little more pricing power just given where we are in the cycle to drive a lower cost per point rather than a higher cost per point. Can you just give any additional color on what's going on there?

 Dan Henry - American Express Company - EVP and CFO

 So I think our rewards team has, really over the last five or six years, done an excellent job of both expanding the program to add many new options that people can redeem for, and at the same time, create a mix that has really helped us to hold cost per point very constant over a five-year period.

And we saw a little bit of a tick-up. Again, it was because people went back -- I was making a comparison year over year. And last year, you basically had probably a little bit of a benefit on cost per point because people weren't redeeming for air. And in the mix, that's the most expensive piece.

So I think the team continues to do a good job, and I think we are optimistic that cost per point could be managed well while also providing a good value proposition for our customers.

Operator

 Bill Carcache, Macquarie Research.

 Bill Carcache - Macquarie Research - Analyst

 Dan, can you talk a little bit about the performance of the Care Program and how actively you are having to manage that?

 Dan Henry - American Express Company - EVP and CFO

 So we are managing it very actively and very closely. Our intent going in here was to work with customers who had temporary liquidity issues. And the actions that we took were intended to help them, but also were economic actions. So they were actions where we thought by working with the customer, American Express over the long term would get a better return than if we didn't have a plan with them.

So we're tracking them very closely customer by customer. We are identifying which customers are not complying with the program and actually re-aging. And those customers that are performing well, we are also moderating the reserve we have against them based on their performance. And I also point out that the program is not growing at this juncture as credit metrics actually are improving somewhat.

 Bill Carcache - Macquarie Research - Analyst

 Okay. Great. And I may have missed this, but did you -- can you comment on your expectations for lending balances as we look throughout the rest of the year, whether you expect them to continue to decrease or stabilize?

 Dan Henry - American Express Company - EVP and CFO

 So we haven't really give a forecast for the balance of the year, but what I would say is, probably over an 18-month period, I would expect the growth rate in spending and the growth rate in loan balances to come closer back together. But part of that will depend on customer behavior and how much further they are going to delever. So that will be a big part of it as well.

 Bill Carcache - Macquarie Research - Analyst

 Okay, great. And finally, if I may, on capital levels, you are building up -- obviously your business generates more capital than you need, and you are building up those capital levels very quickly. And of course, you've talked about how you are waiting for guidance from regulators before you give ROE guidance and start considering the potential for being able to repurchase shares.

But if you were able to build those capital levels up, let's say, at some point would you consider, even if you didn't get guidance from regulators yet, just coming out and feeling comfortable giving what you expect ROE guidance will be, and also potentially even announcing that you're going to do some repurchases?

 Dan Henry - American Express Company - EVP and CFO

 So I think we are committed, I am committed, by the middle of this year to give some guidance on ROE. We'll probably give some guidance on what percentage of earnings that we'll be looking to return to shareholders through either dividends or share repurchases.

So, as I say, I think we'll do that in the middle of the summer. It also requires a conversation with the regulators. There is another large financial institution that actually did some share repurchases this quarter after a conversation with the regulators. So I think that will be an assessment we make later in this year.

 Bill Carcache - Macquarie Research - Analyst

 Okay, great. Thank you very much.

Operator

 David Hochstim, Buckingham Research.

 David Hochstim - Buckingham Research - Analyst

 I wonder again if you could revisit the expected decline in the net interest yield in USGS, and how much that the CARD Act affects small business cards? Are they exempt, and (multiple speakers)

 Dan Henry - American Express Company - EVP and CFO

 So the CARD Act does not apply to the small business cards. We think our card agreements with small businesses are clear and transparent. So we're very comfortable with our terms and conditions with small merchants, small businesses. But the CARD Act does not apply to those cards.

 David Hochstim - Buckingham Research - Analyst

 All right. So given the fact that you were less affected by the CARD Act that had the most onerous elements go into effect last year, I guess I'm still a little unclear on why you're going to have a 10% decline in the net interest yield because of the CARD Act this year.

 Dan Henry - American Express Company - EVP and CFO

 So I think you have to go back a little further. So if you go back to 2008, our yield was about 9%. In 2009, we've put in pricing changes to increase the yield in anticipation that the CARD Act would come into effect. The CARD Act comes into effect in 2010, and we move back down to 9%.

So it's really just getting back to historical levels. What we've said is we wanted to put pricing increases in place that would offset the impact of the CARD Act. And if we move back to 9%, that's exactly what we would achieve.

 David Hochstim - Buckingham Research - Analyst

Okay, you lost repricing flexibility you had on the consumer card, so you are actually net worse off if you have the same yield and don't have the same tools at your disposal. But okay. (multiple speakers)

 Dan Henry - American Express Company - EVP and CFO

 Well, that I think would only be true, right, if it fell below 9% as we go forward.

 David Hochstim - Buckingham Research - Analyst

Okay. Then can you give any color on the, I guess, slide 8, where you talked -- you showed that the increase in spending on cobrand and charge and proprietary lending, and I guess part of the differential in growth rates is a function of the size of those businesses. But is there also a difference in the kinds of spending or the kinds of merchants those customers are spending money on? Is it all T&E growth (multiple speakers)?

 Dan Henry - American Express Company - EVP and CFO

 So the size of the portfolio wouldn't affect the growth rate, right? So that's not

 David Hochstim - Buckingham Research - Analyst

 I meant size of the card base and spending volumes.

 Dan Henry - American Express Company - EVP and CFO

 Okay. So I think that the mix of our business between T&E and non-T&E, I haven't really seen any data that would indicate that that has shifted. What I would say is the cobrand increase in part is being affected by the fact that we signed a new agreement with Delta, and it has opened up a whole new set of customers that we really didn't have access to before that were part of the Northwest program.

So we have been investing heavily behind the Delta program, as well as some other new cobrand -- some new cobrands, as well as re-signed cobrands. And so it's really that activity that is driving the cobrand spend up.

On charge card, we are also investing there. That's very much in line with the strategy that we have articulated. And I think we are getting good results from that spending. And I think it's probably in areas that are more discretionary. But I don't think we've seen a big shift.

 David Hochstim - Buckingham Research - Analyst

 So if you looked at the spending per card that's been outstanding for a year or two, would there be these kinds of differences, or would they be kind of more similar changes?

 Dan Henry - American Express Company - EVP and CFO

 Yes, I haven't seen any data that would imply any major shift, whether it's the more tenured customers who are doing it or newer customers. But again, I think everything I have seen shows that it's very broad based. It's not just one segment or one area that's carrying 16% growth in billed business. It's really all of the businesses, really all the products other than proprietary lending, where we have not been investing behind. But other than that, I think it's very broad based.

Operator

 Don Fandetti, Citigroup.

 Don Fandetti - Citigroup - Analyst

 Dan, as you think about -- for the alternative payments and online spend, do you think American Express is behind the curve a bit on that sort of movement compared to PayPal and some of these other initiatives? And I guess my question is, are you going to have to spend a significant amount more of the acquisition like we are seeing out of Visa and some of the other networks?

 Dan Henry - American Express Company - EVP and CFO

 So we are keenly aware that over time, alternative payments are likely to play a bigger role in payments. And that's why we wanted to be very focused in this area. That's part of the reason that we made the Revolution Money acquisition.

Online payments certainly receives a significant amount of attention by our senior management team. So we're balancing between what we're investing in the core business, but it's also one of the reasons that we want to allocate resources to investments that are really over the medium to long term.

So what I said before, that we are focused on investments to drive metrics over the next 12 months, those are our core business investments. But we are allocating more money to those things like online payments, alternative payments, some of the new fee businesses. Those in all likelihood will provide significant returns to us over the next 24 to 36 months. But we think that they are very important to maintain our growth trajectory as you look out beyond that. So we're very cognizant of that and looking to invest at an appropriate level.

 Don Fandetti - Citigroup - Analyst

 Do you think you might -- should we assume there could other sort of bolt-on Revolution Money-type acquisitions to sort of position you over the next year or two?

 Dan Henry - American Express Company - EVP and CFO

 So I think the reason we have over the last two years talked about bolt-on acquisitions is for exactly that reason. To actually achieve our strategies in some of these areas, it may be appropriate to do bolt-on acquisitions to achieve those strategies.

Operator

 Brad Ball, Ladenburg.

 Brad Ball - Ladenburg Thalmann - Analyst

 You've addressed to some extent the impact on the margin from the CARD Act. Could you talk about whether or not you expect an impact on noninterest income and whether the CARD Act provisions that are becoming effective in mid-August, do they have an impact of sort of appropriate and reasonable fees on your charge card business? Can you give us some sense as to how to scale that?

 Dan Henry - American Express Company - EVP and CFO

 So certainly that's something that we'll have to pay attention to. Certainly there's an indication that people will look at the pricing increases people have put in place to see that they continue to be justified. And they are also going to look at fees for people who don't comply with terms and conditions.

We believe that those fees are reasonable. But we'll only know the ultimate answer to that after someone comes in and takes a look. So we're not anticipating that that will have a negative impact on charge card, nor do we think those aspects will have a negative impact, beyond what we see now, on yield.

 Brad Ball - Ladenburg Thalmann - Analyst

 But charge cards are captured as part of Reg D provisions?

 Dan Henry - American Express Company - EVP and CFO

 Yes, they are.

 Brad Ball - Ladenburg Thalmann - Analyst

 They are, okay. Then follow-up -- you noted the bankruptcy impact on first-quarter credit statistics. But I think you guys, your policy is to charge off bankruptcies upon notification. Is that right? And if that's the case, there was a spike in bankruptcy filings in March. Was that in those numbers, or would that show up in the April numbers?

 Dan Henry - American Express Company - EVP and CFO

 So we do write off when we're notified. The industry may have had a spike-up in March, but we did not. We actually had filings drop in our customer base. In addition to that, the dollar amount of the filings has been decreasing, which is a benefit. So we actually saw a little drop-down, not a spike-up, in the month of March.

 Brad Ball - Ladenburg Thalmann - Analyst

 So maybe a disconnect where your higher-quality customer base are fewer bankruptcies in March than the industrywide.

 Dan Henry - American Express Company - EVP and CFO

 Yes, that's a metric that's hard to forecast. It could pop up next month to where we were in February. It's one of those things that are hard to forecast.

Operator

 Sanjay Sakhrani, KBW.

 Sanjay Sakhrani - KBW - Analyst

 I thought the Macy's deal was an interesting one this particular quarter in private label. And I guess I was wondering if that deal kind of foreshadowed a broader entry into private label or if there was just opportunity there. And then -- I have that question and then a follow-up after that.

 Dan Henry - American Express Company - EVP and CFO

 So I think we are always looking to see where there are good economic deals to shift spending onto our network. I wouldn't say that there's a broad strategy in retail. On the other hand, to the extent there is an opportunity that's beneficial to both the other party and ourselves and has the right value proposition for the customer, we will pursue those.

 Sanjay Sakhrani - KBW - Analyst

 Do you guys consider taking credit risk in retail?

 Dan Henry - American Express Company - EVP and CFO

 Private label? Is that the question?

 Sanjay Sakhrani - KBW - Analyst

 Yes, that's right.

 Dan Henry - American Express Company - EVP and CFO

 So I would say the answer to that is that's not one of the strategies that we've articulated.

 Sanjay Sakhrani - KBW - Analyst

 One follow-up I have is -- and I hate to ask this question again, but if we look at kind of reserve coverage on a worldwide basis, I think you're at over 16 months. And then if we tie that to the delinquency trends that you guys show in those charts, over the next six months it seems like charge-offs could come down quite a bit. How should we think about reserve coverage on a go-forward basis? Should we expect it to increase? Would you grow into it, or should we assume that coverage and the reserve levels could come down?

 Dan Henry - American Express Company - EVP and CFO

 I spent a little time before describing how we set reserves, which are not off any one particular metric. So I think our reserves are going to be impacted by what the credit metrics are, where write-offs are going, where delinquencies are going, what the loan balances are, what our outlook is as it relates to the economy. All those things will come into play in terms of where we set our reserves each quarter.

Operator

 Scott Valentin, FBR.

 Dan Henry - American Express Company - EVP and CFO

 After this, operator, we'll take one more question.

 Scott Valentin - FBR - Analyst

 Thanks for taking my question. Just on the membership rewards idea, will that -- ultimate redemption rate, I guess maybe that will improve slightly over time. That seems like it's reviewed maybe annually or periodically, and adjustments are made. But would you expect rewards expense to move up as the economy improves and you see more and more, as you mentioned, air type or travel type of redemptions taking place? And I guess where are we relative to historic on those types of redemptions?

 Dan Henry - American Express Company - EVP and CFO

 So I would say as we looked forward, I would expect rewards costs to grow at a somewhat higher rate than volumes over the next several quarters because we've signed some new cobrand deals. And as long as you get a full year under your belt, you're going to see that in the results.

And I think we had just some things that are short term in nature that were affecting membership rewards. Those won't repeat themselves. But to the extent URR continues to drift up a little bit, that would cause the rewards costs to be somewhat higher than volumes.

As I said before, it's an important part of our value proposition, and we actually view people redeeming as a very good thing. It's another reflection of engagement. And our data shows that when people redeem, they tend to spend at higher levels in the future.

 Scott Valentin - FBR - Analyst

 And just one follow-up. On page 15, which I appreciate you showing a historical graphic of marketing and promotion expense, it looks like 1Q '10 is back to a more normalized level if we look at 1Q '08. Should we interpret that as saying maybe we should look at 3Q -- 2Q and 3Q '07 and '08 as being indicative of where spend could go, or do you plan to really increase the marketing beyond those levels?

 Dan Henry - American Express Company - EVP and CFO

 So I don't want to forecast the marketing and promotion lines. But as I said before, it's our intent as credit improves and it provides us with resources to balance dropping some of that to the bottom line, by continuing to invest at healthy levels to drive the business. Some of that will come in marketing and promotions. Some of that will be reflected in operating expense. But we are very focused on investing for the proper growth trajectory as we go forward.

Okay, last question.

Operator

 John Stilmar, SunTrust.

 John Stilmar - SunTrust Robinson Humphrey - Analyst

 Dan, just a quick question for you with regards to overall corporate expenses. If we look at American Express excluding Visa and MasterCard, benefits that you've garnered over the past couple years, and we trend your business back and we look at you like a payment processor, where total expense is relative to revenues or noncredit expenses related to revenues, we get kind of an operating margin.

And this quarter itself was one of the lower operating margins that we've had, which is certainly okay if we are at the early part of a growth cycle. And I guess the question is -- I'm sure you've probably looked at your business in this way -- how should we be thinking about that relative to sort of near-term expectations? We have comments of some lower revenues, and continuing investing at this part in the cycle is certainly understandable. But at these kinds of operating expense levels, are we to sort of expect them at these levels for the next couple quarters and then potentially get operating leverage in years to come?

How should we be putting that in context relative to where you've been historically? Because this quarter is one of the highest expense levels relative to revenues that you -- that we've had, at least for the past couple-five years.

 Dan Henry - American Express Company - EVP and CFO

 So we are long term very focused on the fact that we have to have well-controlled operating expense. And that's why I was trying to speak to this in terms of some operating expense we view as not driving revenues. And we're very focused on controlling that very well. Of course, I think we've done a pretty good job of that historically.

But we are investing in some areas that fall to a greater degree to fill an operating expense than may have been the case in the past. So we're just trying to make that distinction. But we are not moving away from our historical financial targets to grow revenues at greater than 8% and to achieve EPS growth of 12% to 15%. So I think that's probably one way of answering your question.

So thanks, everybody, for joining the call, and have a good evening.

Operator

 Ladies and gentlemen, this conference will be available for replay after 7PM today until April 29, 2010, at midnight. You may access the AT&T Executive Playback Service at any time by dialing 1-800-475-6701 and entering the access code 150440. International participants may dial 1-320-365-3844. (Operator Instructions). International participants may dial 1-320-365-3844, and enter the same access code of 150440.

That does conclude our conference for today. Thank you for your participation and for using AT&T Executive TeleConference Service. You may now disconnect.

INFORMATION RELATED TO FORWARD-LOOKING STATEMENTS

This discussion includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties.  The forward-looking statements, which address the Company’s expected business and financial performance, among other matters, contain words such as “believe”, “expect”, “anticipate”, “optimistic”, “intend”, “plan”, “aim”, “will”, “may”, “should”, “could”, “would”, “likely”, and similar expressions.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update or revise any forward-looking statements.  Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:  the Company’s ability to exceed for 2010 its on-average, over-time earnings per share growth target of 12 percent to 15 percent per annum, which will depend on, among other things, the factors described below, including the level of consumer and business spending, credit trends, expense management, currency and interest rate fluctuations and general economic conditions, such as unemployment and GDP growth; the Company’s ability to manage credit risk related to consumer debt, business loans, merchants and other credit trends, which will depend in part on (i) the economic environment, including, among other things, the housing market, the rates of bankruptcies and unemployment, which can affect spending on card products, debt payments by individual and corporate customers and businesses that accept the Company’s card products, (ii) the effectiveness of the Company’s credit models and (iii) the impact of recently enacted statutes and proposed legislative initiatives affecting the credit card business, including, without limitation, The Credit Card Accountability Responsibility and Disclosure Act of 2009 (the “CARD Act”); the impact of the Company’s efforts to deal with delinquent cardmembers in the current challenging economic environment, which may affect payment patterns of cardmembers and the perception of the Company’s services, products and brands; the Company’s near-term write-off rates, including those for the second quarter of 2010, which will depend in part on changes in the level of the Company’s loan balances, delinquency rates of cardmembers, unemployment rates, the volume of bankruptcies and recoveries of previously written-off loans; consumer and business spending on the Company’s credit and charge card products and Travelers Cheques and other prepaid products and growth in card lending balances, which depend in part on the economic environment, and the ability to issue new and enhanced card and prepaid products, services and rewards programs, and increase revenues from such products, attract new cardmembers, reduce cardmember attrition, capture a greater share of existing cardmembers’ spending, and sustain premium discount rates on its card products in light of regulatory and market pressures, increase merchant coverage, retain cardmembers after low introductory lending rates have expired, and expand the Global Network Services business; the write-off and delinquency rates in the medium- to long-term of cardmembers added by the Company during the past few years, which could impact their profitability to the Company; the Company’s ability to effectively implement changes in the pricing of certain of its products and services; fluctuations in interest rates (including fluctuations in benchmarks, such as LIBOR and other benchmark rates that may give rise to basis risk, and credit spreads), which impact the Company’s borrowing costs, return on lending products and the value of the Company’s investments; the Company’s net interest yield on cardmember loans trending downward over time closer to historical levels, which will be impacted by the affects of the CARD Act and changes in consumer behavior that affect loan balances; the actual amount to be spent by the Company on marketing, promotion, rewards and cardmember services based on management’s assessment of competitive opportunities and other factors affecting its judgment and during 2010, the extent of provision benefit, if any, from lower than expected write-offs; the ability to control and manage operating, infrastructure, advertising and promotion expenses as business expands or changes, including the ability to accurately estimate the provision for the cost of the Membership Rewards program; fluctuations in foreign currency exchange rates; the Company’s ability to grow its business and generate excess capital and earnings in a manner and at levels that will allow the Company to return a portion of capital to shareholders, which will depend on the Company’s ability to manage its capital needs, and the effect of business mix, acquisitions and rating agency and regulatory requirements, including those arising from the Company’s status as a bank holding company; the ability of the Company to meet its objectives with respect to the growth of its brokered retail CD program, brokerage sweep account program and the direct deposit initiative, which will depend in part on customer demand, the perception of the Company’s brand and regulatory capital requirements; the success of the Global Network Services business in partnering with banks in the United States, which will depend in part on the extent to which such business further enhances the Company’s brand, allows the Company to leverage its significant processing scale, expands merchant coverage of the network, provides Global Network Services’ bank partners in the United States with the benefits of greater cardmember loyalty and higher spend per customer  and benefits merchants through, among other things, greater transaction volume and additional higher spending customers; the ability of the Global Network Services business to meet the performance requirements called for by the Company’s settlements with MasterCard and Visa; trends in travel and entertainment spending and the overall level of consumer confidence; the uncertainties associated with business acquisitions, including, among others, the failure to realize anticipated business retention, growth and cost savings, as well as the ability to effectively integrate the acquired business into the Company’s existing operations; the success, timeliness and financial impact (including costs, cost savings, and other benefits, including increased revenues), and beneficial effect on the Company’s operating expense to revenue ratio, both in the short-term and over time, of reengineering initiatives being implemented or considered by the Company, including cost management, structural and strategic measures such as vendor, process, facilities and operations consolidation, outsourcing (including, among others, technologies operations), relocating certain functions to lower-cost overseas locations, moving internal and external functions to the internet to save costs, and planned staff reductions relating to certain of such reengineering actions, including, the ability of the Company to generate an annualized level of greater than $500 million of gross expense savings by 2012 from reengineering actions in its Global Services unit; the Company’s ability to reinvest the benefits arising from such reengineering actions in its businesses; bankruptcies, restructurings, consolidations or similar events affecting the airline or any other industry representing a significant portion of the Company’s billed business, including any potential negative effect on particular card products and services and billed business generally that could result from the actual or perceived weakness of key business partners in such industries; the triggering of obligations to make payments to certain co-brand partners, merchants, vendors and customers under contractual arrangements with such parties under certain circumstances; a downturn in the Company’s businesses and/or negative changes in the Company’s and its subsidiaries’ credit ratings, which could result in contingent payments under contracts, decreased liquidity and higher borrowing costs; the ability of the Company to satisfy its liquidity needs and execute on its funding plans, which will depend on, among other things, the Company’s future business growth, its credit ratings, market capacity and demand for securities offered by the Company, performance by the Company’s counterparties under its bank credit facilities and other lending facilities, regulatory changes, including changes to the policies, rules and regulations of the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of San Francisco, the Company’s ability to securitize and sell receivables and the performance of receivables previously sold in securitization transactions; accuracy of estimates for the fair value of the assets in the Company’s investment portfolio and, in particular, those investments that are not readily marketable; the ability of the Company’s charge card and lending trusts to maintain excess spreads at levels sufficient to avoid material set-asides or early amortization of the Company’s charge card and lending securitizations, which will depend on various factors such as income derived from the relevant portfolios and their respective credit performances; the increase in excess spread resulting from the designation of discount option receivables with respect to the American Express Credit Account Master Trust, which will depend in part on the monthly principal payment rate posted to accounts in, and the credit performance of, the securitized lending portfolio; the Company’s ability to invest in technology advances across all areas of its business to stay on the leading edge of technologies applicable to the payments industry; the Company’s ability to attract and retain executive management and other key employees; the Company’s ability to protect its intellectual property rights (IP) and avoid infringing the IP of other parties; the potential negative effect on the Company’s businesses and infrastructure, including information technology, of terrorist attacks, natural disasters, intrusion into our infrastructure by “hackers” or other catastrophic events in the future; political or economic instability in certain regions or countries, which could affect lending and other commercial activities, among other businesses, or restrictions on convertibility of certain currencies; changes in laws or government regulations; the administration’s proposal to impose a Financial Crisis Responsibility Fee at the rate of approximately 15 basis points on certain liabilities of banks, bank holding companies and other financial institutions with consolidated assets of at least $50 billion; the potential failure of the U.S. Congress to extend the active financing exception to Subpart F of the Internal Revenue Code, which could increase the Company’s effective tax rate and have an adverse impact on net income; the potential impact of the CARD Act and regulations adopted by federal bank regulators relating to certain credit and charge card practices, including, among others, the imposition by card issuers of interest rate increases on outstanding balances and the allocation of payments in respect of outstanding balances with different interest rates, which could have an adverse impact on the Company’s net income; accounting changes, including the implementation of changes to the accounting for off-balance sheet activities or other potential regulatory interpretations in this area, which, effective January 1, 2010, required the Company to consolidate the assets and liabilities of the lending securitization trust, thereby requiring the Company to reestablish loss reserves, which has in turn resulted in a reduction to the Company’s regulatory capital ratios and has also resulted in a change with respect to the presentation of its financial statements beginning with the first quarter of 2010, and which also could result in lower credit ratings on securities issued by the Company’s off-balance sheet securitization trusts as a result of the uncertainty with respect to the ability of rating agencies to continue to rely on the FDIC’s safe harbor rule regarding the isolation of securitized assets in the event of a sponsoring bank’s receivership or conservatorship, which in turn could adversely impact the Company’s ability to utilize securitizations as a component of its funding strategy; outcomes and costs associated with litigation and compliance and regulatory matters; and competitive pressures in all of the Company’s major businesses.  A further description of these and other risks and uncertainties can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the Company’s other reports filed with the SEC.